Prospectus Supplement No. 8 (to prospectus dated July 22, 2020)	Filed pursuant to Rule 424(b)(3) Registration No. 333-239840

HYCROFT MINING HOLDING CORPORATION
60,867,645 shares of Common Stock
13,489,999 Warrants
37,500,212 shares of Common Stock Issuable upon Exercise of the Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 22, 2020 (the “Prospectus”), related to: (1) the issuance by us of (i) up to 34,289,999 shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of Hycroft Mining Holding Corporation, a Delaware corporation (the “Company,” “we,” “our”), that may be issued upon exercise of warrants, including the public warrants, private placement warrants, forward purchase warrants and PIPE warrants (as such terms are defined in the Prospectus) at an exercise price of $11.50 per share of Common Stock, and (ii) up to 3,210,213 shares of Common Stock that may be issued upon exercise of the Seller warrants (as such term is defined in the Prospectus) at an exercise price, as of the date of this prospectus supplement, of $41.26 per share upon the exercise of 12,721,623 Seller warrants, each currently exercisable into approximately 0.27411 shares of Common Stock, which exercise price and number of shares may fluctuate under the terms of the Seller Warrant Agreement; and (2) the offer and sale, from time to time, by the Selling Securityholders (as defined in the Prospectus) or their permitted transferees of up to (i) 60,867,645 shares of Common Stock, and (ii) up to 13,489,999 warrants to purchase shares of Common Stock, including the private placement warrants, forward purchase warrants and PIPE warrants, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on November 21, 2020 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock, our public warrants and our Seller warrants (as defined in the Prospectus) are listed on The Nasdaq Stock Market LLC, or NASDAQ, under the symbols “HYMC,” “HYMCW” and “HYMCZ,” respectively. On November 18, 2020, the last reported sales price of our Common Stock was $7.95 per share, the last reported sales price of our public warrants was $1.55 per warrant and the last reported sales price of our Seller warrants was $0.42 per warrant. The warrants registered hereunder are not currently listed or quoted on any exchange or marketplace and, other than the Seller warrants, which were listed on The Nasdaq Stock Market LLC for trading on September 1, 2020, we do not intend to apply for listing or quotation of such warrants on any exchange or marketplace in the future.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus, Item 1A of our Quarterly Report on Form 10-Q for the period ended September 30, 2020 (attached to prospectus supplement No. 2 to the Prospectus) and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 21, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2020

HYCROFT MINING HOLDING CORPORATION
-------------------------------------------------------------------------------------------
(Exact name of Registrant as Specified in Its Charter)

Delaware --------------	001-38387 ----------	82-2657796 ------------------
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8181 E. Tufts Avenue, Suite 510 Denver, Colorado	80237
(Address of principal executive offices)	(Zip Code)

(303) 524-1947
-------------------------
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYMC	The Nasdaq Capital Market
Warrants to purchase Common Stock	HYMCW	The Nasdaq Capital Market
Warrants to purchase Common Stock	HYMCZ	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of
Principal Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on a Current Report on Form 8-K filed on August 31, 2020 by Hycroft Mining Holding Corporation (the “Company”), Diane R. Garrett, Ph.D., the Company’s President and Chief Executive Officer, has the right under her employment agreement with the Company to receive equity-based compensation which, per her employment agreement, was initially targeted at 200% of her base salary, with 50% (or $550,000 worth) of such awards initially in the form of performance-based equity awards and 50% (or $550,000 worth) of such awards initially in the form of time-based equity awards. On December 15, 2020, the Company offered Dr. Garrett $550,000 worth of time-based restricted stock units (“RSUs”) per her employment agreement. However, Dr. Garrett did not accept her full time-based equity award and requested that a portion of those time-based RSUs be re-allocated and granted to other employees rather than herself. As a result, on December 15, 2020, Dr. Garrett accepted $250,000 in value in the amount of 34,966 RSUs, based upon the fair market value of the Company’s common stock on the date of grant, rather than the 76,924 RSUs she would have been eligible to receive. Dr. Garrett’s RSUs will vest, subject to continued employment, in three equal installments on each of May 28, 2021, May 27, 2022 and May 29, 2023.
On December 17, 2020, the Company awarded Mr. Stanton Rideout, its Executive Vice President and Chief Financial Officer, a portion of the re-allocated RSUs equal to $150,000 in value in the amount of 19,109 RSUs, based on the fair market value of the Company’s common stock on the date of grant, in recognition of his contributions to the Company and to incentivize his future performance. Mr. Rideout’s RSUs have the same vesting schedule as Dr. Garrett’s.
 Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits
The list of exhibits is set forth on the Exhibit Index of this Current Report on Form 8-K and is incorporated herein by reference.
EXHIBIT INDEX

Exhibit Number	Description

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2020	Hycroft Mining Holding Corporation

By: /s/ Stanton Rideout
Stanton Rideout Executive Vice President & Chief Financial Officer